Exhibit 10.1

Stock Settled RSU Certificate

CARMIKE CINEMAS, INC.

2004 INCENTIVE STOCK PLAN

STOCK GRANT CERTIFICATE

This Stock Grant Certificate evidences a Stock Grant made pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan to                                          (the “Grantee”) which provides Grantee a right to receive                  shares of Stock at such time and subject to such conditions as set forth in this Certificate. This Stock Grant is granted effective as of                                         ,         , which shall be referred to as the “Grant Date.”

CARMIKE CINEMAS, INC.

By:
Lee Champion
Senior Vice President

Date:

TERMS AND CONDITIONS

§ 1. Plan and Stock Grant Certificate. This Stock Grant is subject to all of the terms and conditions set forth in this Stock Grant Certificate and in the Plan. If a determination is made that any term or condition set forth in this Stock Grant Certificate is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Stock Grant Certificate shall have the same meaning in this Stock Grant Certificate as in the Plan. A copy of the Plan will be made available to Grantee upon written request to the Chief Financial Officer of Carmike.

§ 2. Stockholder Status. This Stock Grant represents a contractual promise to issue the shares of Stock described in this Stock Grant to Grantee in the future if certain conditions are met. Grantee shall have no rights as a stockholder with respect to the shares of Stock subject to the Certificate (including without limitation any voting rights or any right to cash dividends) until such shares are issued to Grantee pursuant to § 4 in settlement of this Stock Grant. Further, until shares of Stock are issued pursuant to this Stock Grant, Grantee will be a general and unsecured creditor of Carmike with respect to this Stock Grant.

§ 3. Vesting and Forfeiture.

(a)	Vesting. Subject to § 3(b), Grantee’s interest in this Stock Grant shall become nonforfeitable immediately prior to the earlier of (1)

the annual meeting of stockholders of Carmike Cinemas, Inc. that occurs in              or if there is no such annual meeting prior to December 1,             , then December 1,             , (2) the date of his death or (3) the date he incurs a disability. For purposes of this Stock Grant Certificate, Grantee will be deemed to be disabled if he is “disabled” as such term is defined in Code § 409A(a)(2)(C).

(b)	Forfeiture. If Grantee’s status as a Director of Carmike terminates for any reason other than death or disability before his interest in this Stock Grant has become nonforfeitable under § 3(a), then he shall forfeit any rights he may have to the issuance of shares of Stock pursuant to this Stock Grant. For the avoidance of doubt, a Director who is not re-elected at an annual meeting of stockholders that occurs in , but has otherwise remained a Director up to such annual meeting shall not be deemed to have forfeited such rights.

§ 4. Issuance of Stock. As soon as practicable after the date as of which Grantee’s interest in this Stock Grant becomes nonforfeitable (and no later than December 31,             ), Carmike shall issue to Grantee the shares of Stock subject to this Stock Grant.

§ 5. Nontransferable. No rights granted under this Stock Grant Certificate shall (absent the Committee’s consent) be transferable by Grantee other than by will or by the laws of descent and distribution. The person or persons to whom such rights are transferred by will or by the laws of descent and distribution (or with the Committee’s consent) shall be treated as the Grantee.

§ 6. Other Laws. Carmike shall have the right to refuse to issue shares of Stock pursuant to this Stock Grant to Grantee if Carmike acting in its absolute discretion determines that the issuance of such shares is (in the opinion of Carmike’s legal counsel) likely to violate any applicable law or regulation.

§ 7. No Right to Continue Service. Neither the Plan, this Stock Grant Certificate, nor any related material shall give Grantee the right to continue in the employment of or service of Carmike.

§ 8. Governing Law. The Plan and this Stock Grant Certificate shall be governed by the laws of the State of Delaware.

§ 9. Binding Effect. This Stock Grant Certificate shall be binding upon Carmike and Grantee and their respective heirs, executors, administrators and successors.

§ 10. Headings and Sections. The headings contained in this Stock Grant Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Grant Certificate. All references to sections in this Stock

Grant Certificate shall be to sections of this Stock Grant Certificate unless otherwise expressly stated as part of such reference.

§ 11. Code § 409A. This Stock Grant is intended to satisfy the requirements of Code § 409A or an exception to Code § 409A and shall be interpreted to effect such intent.

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